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                             FOR IMMEDIATE RELEASE

                   American Business Financial Services, Inc.
           Announces Refinancing of Mortgage Warehouse Conduit to Hold
                              $173 Million In Loans

Philadelphia, PA...October 20, 2003...American Business Financial Services, Inc. (NASDAQ: ABFI) today announced that it has completed the refinance of an off-balance sheet mortgage warehouse conduit. In addition, the Company completed the transfer of an additional $133 million of mortgage loans previously held in other warehouse facilities into the conduit. It is contemplated that the entire $173 million of mortgage loans held in this conduit would be available for future sale or securitization. This financing arrangement is with Greenmont, Inc., a conduit controlled by a large international financial institution.

Albert W. Mandia, Executive Vice President and Chief Financial Officer of ABFS said, "We believe this refinanced warehouse conduit will accelerate our ability to make progress under our previously announced adjusted business model, which focuses on originating and selling whole loans in the secondary market, supplemented by smaller private securitizations in lieu of reliance on the origination of loans for sale in large, publicly underwritten securitizations."

American Business Financial Services, Inc. is a diversified financial services company operating predominantly in the eastern and central portions of the United States. The Company primarily originates, sells and services home equity and business purpose loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania, a regional processing center in Roseland, New Jersey. The Company also processes and purchases home equity loans from other financial institutions through its Bank Alliance Services program.

For further information, contact Albert W. Mandia, Executive Vice President and Chief Financial Officer, 215-940-4504, or Keith Bratz, VP--Corporate Communications, 215-940-4525.

                                      # # #

Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the real estate market and mortgage lending activities, competition, demand for American Business Financial Services, Inc. and its subsidiaries' services, availability of funding, loan payment rates, delinquency and default rates, changes in factors influencing the loan securitization market and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.